SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

      Filed by the Registrant [X]

      Filed by a Party other than the Registrant [   ]

      Check the appropriate box:

      [   ]  Preliminary Proxy Statement     [    ] Confidential, for Use of the Commission Only
                                                                     (as permitted by Rule  14a-6(e)(2))

      [X]  Definitive Proxy Statement

      [   ]  Definitive Additional Materials

      [   ]  Soliciting Material Under Rule 14a-12

USEC Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

      [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

      [   ]  Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing Party:

      (4)  Date Filed:

[USEC LOGO]

USEC INC.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

September 22, 2000

Dear Shareholder:

      You are cordially invited to attend the 2000 Annual Meeting of Shareholders of USEC Inc. to be held at 10:00 a.m., local time, on Wednesday, November 8, 2000, at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland. At the meeting, the shareholders will be asked to (i) vote for the election of six directors, (ii) ratify the appointment of the Company’s independent auditors, and (iii) consider any other business that may properly come before the meeting. Your participation in these matters is important, regardless of the number of shares you own.

      Even if you plan to attend this Annual Meeting, we urge you to take prompt action to assure that your shares will be voted. You may vote your shares by marking, dating and signing the proxy form and returning it in the enclosed envelope, which includes prepaid postage if mailed in the United States. We greatly appreciate your time and effort in participating at the Annual Meeting.

      We are also enclosing for your information a copy of our Annual Report for the fiscal year ended June 30, 2000.

      We thank you for your interest in USEC Inc.

Sincerely,
/s/JAMES R. MELLOR	/s/WILLIAM H. TIMBERS
James R. Mellor	William H. Timbers
Chairman of the Board	President and Chief Executive Officer

[USEC LOGO]

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 8, 2000

      The 2000 Annual Meeting of Shareholders of USEC Inc. will be held at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland on Wednesday, November 8, 2000 at 10:00 a.m., local time, for the following purposes:

1.	To elect six directors to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Arthur Andersen LLP as the Company’s independent auditors for the 2001 fiscal year; and

3.	To transact such other business as may properly come before the meeting.

      The Board of Directors has fixed the close of business on September 14, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. Only holders of record of USEC Inc. common stock as of that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

      It is important that your shares be represented at this meeting in order that the presence of a quorum is assured. Whether or not you now expect to be present at the meeting, you are requested to mark, date and sign the enclosed proxy, and return it promptly. A shareholder giving a proxy has the power to revoke it at any time before the authority granted by the proxy is exercised.

By Order of the Board of Directors,

/s/ Timothy Hansen
Timothy B. Hansen
Vice President, Deputy General Counsel and Secretary

Bethesda, Maryland

September 22, 2000

USEC Inc.

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817

PROXY STATEMENT

Solicitation

      The Board of Directors of USEC Inc., a Delaware corporation (“USEC” or the “Company”), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the Annual Meeting of Shareholders to be held on November 8, 2000, or any adjournment or postponement of such meeting (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card are first being mailed on or about September 22, 2000, to holders of shares of common stock, par value $.10, of the Company.

      The Board recommends voting FOR the election of all nominees as directors and FOR ratification of the appointment of Arthur Andersen LLP as the Company’s independent auditors. Shares of the Company’s common stock represented by properly voted proxies received by mail at or prior to the Annual Meeting will be voted in accordance with the instructions indicated thereby. If no instructions are indicated, the proxies will be voted in accordance with the recommendations of the Board. It is not anticipated that any other matters will be brought before the Annual Meeting. However, a shareholder giving a proxy grants discretionary authority to the proxy holders named therein should any other matters be presented at the Annual Meeting, and it is the intention of the proxy holders to act on any other matters in accordance with their best judgment.

      A shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

      The Company will bear the cost of the solicitation of proxies by the Board. The Company has engaged Morrow & Co., Inc. to assist in the solicitation of proxies for a fee estimated to be $8,500 plus reimbursement of reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone; the directors, officers and employees will not receive any additional compensation for these services.

      The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s common stock held of record by such persons, and will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

Voting Procedures

      Only holders of record of the Company’s common stock at the close of business on September 14, 2000 (the “Record Date”) will be entitled to vote at the Annual Meeting. A majority of such holders, present in person or represented by proxy, constitutes a quorum. The number of shares of common stock outstanding as of the Record Date was 80,770,910. Each share of common stock entitles its owner to one vote upon each matter to come before the meeting.

      In accordance with the General Corporation Law of the State of Delaware and the Company’s Bylaws, directors will be elected at the Annual Meeting by a plurality of the votes cast. Any other matter to be presented at the Annual Meeting will be determined by the affirmative vote of a majority of the votes cast. In tabulating the vote on any other matter, abstentions will have the same effect as votes against the matter. The failure of a broker to vote shares because the beneficial owner has not provided voting instructions and the broker does not have discretionary voting authority with respect to such matter (a “broker non-vote”) will have no effect on the vote totals for such matter since shares subject to broker non-votes are not considered “entitled to vote” at the Annual Meeting.

      Votes at the Annual Meeting will be tabulated by the inspector of election appointed by the Company for the meeting. The Company has no established procedure for confidential voting.

ITEM 1.  ELECTION OF DIRECTORS

      At the Annual Meeting, you will elect a board of six directors. Each director will hold office until the next annual meeting and until his or her respective successor is elected and qualified. James R. Mellor, Joyce F. Brown, John R. Hall, Dan T. Moore, III, William H. Timbers, and William H. White have been nominated by the Board for election.

      Duly executed and returned proxies representing shares of the Company’s common stock held on the Record Date will be voted, unless otherwise specified, in favor of the nominees for the Board. Each of the nominees is a member of the Company’s present Board, and has been so since the Company’s initial public offering of common stock on July 28, 1998. All nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

      Effective as of January 15, 2000, Mr. Frank Cahouet retired from his position as a director of the Company. The Company recognizes with gratitude and appreciation the service of Mr. Cahouet.

      The following table presents information concerning the individuals nominated for election as directors of the Company.

	Age at
Name	June 30, 2000	Principal Occupation

James R. Mellor, Chairman	70	Retired Chairman and Chief Executive Officer of General Dynamics Corporation

Joyce F. Brown	53	President of the Fashion Institute of Technology of the State University of New York

John R. Hall	67	Retired Chairman and Chief Executive Officer of Ashland, Inc.

Dan T. Moore, III	60	President of Dan T. Moore Company, Inc.

William H. Timbers	50	President and Chief Executive Officer of USEC Inc.

William H. White	46	President and Chief Executive Officer of WEDGE Group Incorporated

[PICTURE]	James R. Mellor served as Chairman and Chief Executive Officer of General Dynamics Corporation from 1994 to 1997, and served as President and Chief Executive Officer from 1993 to 1994. He was previously General Dynamics’ President and Chief Operating Officer. He also serves on the Board of Directors of Bergen Brunswig Corporation, Computer Sciences Corporation, General Dynamics Corporation and Net 2 Phone Corporation.

[PICTURE]	Joyce F. Brown is the President of the Fashion Institute of Technology of the State University of New York. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the Board of Directors of Transderm Laboratories Corporation and Unity Mutual Life Insurance Company.

[PICTURE]	John R. Hall served as Chairman of the Board of Directors of Ashland, Inc. from 1981 to 1997, and served as Chief Executive Officer from 1981 to 1996. He was Chairman of the Board of Directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall is also a director of Bank One Corporation, The Canada Life Assurance Company, CSX Corporation, Humana Inc., LaRoche Industries, Inc., and UCAR International Inc.

[PICTURE]	Dan T. Moore, III is the founder and owner and has been President since 1969 of Dan T. Moore Company, Inc., a developer of a number of advanced materials companies and technologies. Mr. Moore has also been Chairman of the Board of Directors of the Advanced Ceramics Corporation since 1993. He also serves on the Board of Directors of the Hawk Corporation, Invacare Corporation and the Cleveland Clinic Foundation.

[PICTURE]	William H. Timbers has been President and Chief Executive Officer of the Company since 1994. He was appointed USEC Transition Manager in March 1993 by President Clinton. Prior to this appointment, Mr. Timbers was President of The Timbers Corporation, an investment banking firm based in Stamford, Connecticut, from 1991 to 1993. Before that, he was a Managing Director of the investment banking firm of Smith Barney, Harris Upham & Co., Inc. in New York and San Francisco.

[PICTURE]	William H. White has been President and Chief Executive Officer of WEDGE Group Incorporated since 1997. Mr. White founded and has been the Chairman of the Board of Directors of Frontera Resources Corporation and its predecessor, a privately held international energy company, since 1995, and served as President and Chief Executive Officer from 1995 to 1996. From 1993 to 1995, he served as Deputy Secretary and Chief Operating Officer of the United States Department of Energy. From 1999 to present, he has been a member of the Board of Trustees of the National Electrical Reliability Counsel.

      The Board Recommends voting FOR ALL Nominees, Designated in the Proxy as Item 1.

Meetings and Committees of the Board

      The Board of Directors met eight times in fiscal year 2000. Each incumbent director attended at least 87% of the meetings of the Board and of the Committee or Committees of the Board on which he or she serves, except for Mr. White, who attended 62% of the meetings of the Board and of the Committees on which he serves.

      In accordance with the provisions of the Bylaws of the Company, the Board has designated four committees.

      The Audit, Finance and Corporate Responsibility Committee consists of Mr. Hall, Chairman, Dr. Brown and Mr. White who are all independent directors. This committee is responsible for reviewing the Company’s accounting processes, financial controls and reporting systems, as well as the selection of the Company’s independent auditors and the scope of the audits to be conducted. It also is responsible for monitoring the policies, practices and programs of the Company in its relations with the government, customers, suppliers, employees, shareholders and the communities in which the Company’s production plants are located. This Committee met six times in fiscal year 2000.

      The Regulatory Affairs Committee consists of Mr. White, Chairman, Mr. Hall, Mr. Mellor and Mr. Timbers. The Regulatory Affairs Committee is responsible for monitoring the Company’s compliance with regulatory requirements, including with respect to environmental, health and safety, and nuclear regulatory matters. The Regulatory Affairs Committee met two times in fiscal year 2000.

      The Compensation Committee consists of Dr. Brown, Chairman, Mr. Hall, Mr. Mellor and Mr. Moore. The Compensation Committee is responsible for recommending to the Board overall incentive compensation programs and policies for the Company and for compensation recommendations with respect to the Company’s key employees. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. The Compensation Committee met five times in fiscal year 2000.

      The Technology Committee consists of Mr. Moore, Chairman, Mr. Mellor and Mr. White. The Technology Committee is responsible for monitoring the Company’s efforts with respect to enrichment technology development and deployment, including monitoring economic, licensing and siting issues with respect to enrichment technology the Company may explore or develop. The Technology Committee ensures that the Board is informed of the status, plans and significant events relating to the Company’s development and deployment of alternative enrichment technologies. The Technology Committee met six times in fiscal year 2000.

      The Board has not established a Nominating Committee. The functions typically associated with such committee are performed by the full Board.

Compensation of Directors

      Directors who are not employees received an annual retainer with a cash value of $65,000. Directors also receive $1,000 for attendance at each meeting of the Board and each committee meeting. At least 50% of the retainer is paid in the form of nonqualified stock options or restricted stock, although the directors can each elect to receive a greater proportion of the retainer and the amount of the meeting fees in options or restricted stock. If a director chooses to receive options, he or she will receive options on shares with a fair market value equal to 150% of the fee amount otherwise payable to offset the associated risk and lack of dividend equivalents. Options and restricted stock are granted at the beginning of the service year, with respect to the annual retainer, and in the month following a meeting of the Board of Directors, with respect to meeting fees. Options vest after 12 months. The restricted stock becomes vested on the later to occur of (i) the third anniversary of the date of grant, and (ii) termination of the director’s service as a member of the Board. In the fiscal year ended June 30, 2000, four of the five non-employee directors elected to receive 100% of their retainer in restricted stock, and one director elected to receive 50% in restricted stock and 50% in cash. With respect to meeting fees, three of the five non-employee directors elected to receive all of their meeting fees in restricted stock, one director elected to receive options, and one director elected to receive cash. The Company does not provide any additional compensation to employees who are also members of the Board.

      Mr. Mellor was compensated by the Company for services unrelated to his services as a director pursuant to a consulting agreement with the Company. For the period running from July 28, 1999 through July 27, 2000 (the term of the agreement), Mr. Mellor was paid $255,000, of which approximately $233,750 was paid for services during fiscal year 2000.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of August 31, 2000, the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than five percent of the common stock; (b) each of the Company’s directors; (c) the Company’s chief executive officer and the four other most highly paid executive officers of the Company; and (d) all of the Company’s directors and executive officers as a group. Certain information in the table is based on information contained in filings made by the beneficial owner with the Securities and Exchange Commission.

	Common Stock
	Beneficially Owned(1)

Name of Beneficial Owner	Shares Owned		Percent of Class

FMR Corp.	8,000,000	(2)	9.89%
82 Devonshire Street
Boston, MA 02109

Scudder Kemper Investments, Inc.	6,984,066		8.63%
345 Park Avenue
New York, NY 10154

Donald Smith & Co., Inc.	4,495,000		5.55%
East 80 Route 4, Suite 360
Paramus, NJ 07652
Directors

Joyce F. Brown	9,937		*

John R. Hall	20,560	(3)	*

James R. Mellor	21,350		*

Dan T. Moore, III	26,779		*

William H. Timbers	304,181	(3)	*

William H. White	19,970		*
Officers

James H. Miller	100,613	(3)	*

Henry Z Shelton, Jr.	78,377	(3)	*

Robert J. Moore	56,649	(3)	*

Robert Van Namen	31,636	(3)	*

Directors and all executive officers as a group	809,141		1.00%

*	Less than 1%

(1)	As of August 31, 2000, the Company had outstanding 80,886,163 shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

(2)	Based on information provided to the Company by FMR Corp.

(3)	Includes shares subject to options granted pursuant to the Company’s stock plan exercisable as of August 31, 2000, or within 60 days from such date as follows: Mr. Hall 3,386, Mr. Timbers 130,347, Mr. Miller 50,667, Mr. Shelton 38,400, Mr. Moore 25,387 and Mr. Van Namen 19,200.

Certain Relationships and Related Transactions

      The Company and James R. Mellor, the Chairman of the Board of Directors, are parties to an agreement under which Mr. Mellor provides certain consulting services to the Company. The Company paid Mr. Mellor $255,000 for services rendered under the agreement from July 28, 1999 through July 27, 2000. In June 2000, the Company and Mr. Mellor extended the term of the consulting agreement for an additional year for an annual fee of $300,000.

Summary Compensation Table

      The following table sets forth information regarding the compensation of the Chief Executive Officer and the four other most highly paid executive officers of the Company in fiscal years 2000, 1999 and 1998.

		Annual		Long-Term Compensation
		Compensation
				Restricted Stock		All Other
	Fiscal	Salary	Bonus(a)	Awards(b)	Options	Compensation(c)
Name and Principal Position	Year	($)	($)	($)	(#)	($)

William H. Timbers	2000	$600,000	$205,832	$205,831	1,303,466	$8,326
Chief Executive Officer	1999	444,511	308,816	1,721,309	—	7,660
	1998	331,400	25,000	—	—	7,540

James H. Miller	2000	300,000	98,116	98,114	506,666	10,817
Executive Vice President	1999	244,887	137,511	419,989	—	6,400
	1998	203,900	25,000	—	—	6,400

Henry Z Shelton, Jr.	2000	265,000	62,608	62,605	384,000	9,556
Senior Vice President	1999	257,613	72,503	322,509	—	6,400
and Chief Financial Officer	1998	249,800	25,000	—	—	6,400

Robert J. Moore	2000	220,000	52,362	52,358	253,866	10,632
Senior Vice President and	1999	218,476	52,501	260,137	—	10,498
General Counsel	1998	215,185	25,000	—	—	9,328

Robert Van Namen	2000	200,000	38,402	38,399	192,000	7,883
Vice President, Marketing	1999	100,000	24,789	24,771	—	3,200
and Sales	1998	—	—	—	—	—

(a)	Represents amounts earned under the Company’s Annual Incentive Program for the fiscal year indicated and paid in the following fiscal year.

(b)	As of June 30, 2000, Messrs. Timbers, Miller, Shelton, Moore and Van Namen held 126,005, 31,578, 23,805, 19,121 and 2,086 shares of restricted stock with an aggregate value of $582,773, $146,048, $110,098, $88,435 and $9,648, respectively. Amounts for fiscal year 2000 include 47,729, 22,751, 14,517, 12,141 and 8,904 shares of restricted stock granted to Messrs. Timbers, Miller, Shelton, Moore and Van Namen on August 3, 2000, which shares will vest one year from the date of grant. Amounts for fiscal year 1999 include 26,005, 11,578, 6,105, 4,421 and 2,086 shares of restricted stock granted on July 28, 1999 to Messrs. Timbers, Miller, Shelton, Moore and Van Namen, respectively, which shares vested on July 28, 2000, and 100,000, 20,000, 17,700 and 14,700 shares of restricted stock granted on February 3, 1999 to Messrs. Timbers, Miller, Shelton and Moore, respectively, which shares will vest on February 3, 2002. All shares of restricted stock vest upon the occurrence of a change of control of the Company. Holders of restricted stock are entitled to vote the shares and to receive dividends thereon from the date of grant.

(c)	For Mr. Timbers, includes Company contributions of $6,600, $6,400 and $6,400 made under the Company’s 401(k) plan and premiums of $1,726, $1,260 and $1,140 paid by the Company for the term component of split- dollar life insurance, in fiscal years 2000, 1999 and 1998, respectively. For Messrs. Miller, Shelton, Moore and Van Namen, amounts reflect Company contributions made under the Company’s 401(k) plan in fiscal years 2000, 1999 and 1998, together with costs of supplemental 401(k) restoration benefits accrued by the Company in fiscal year 2000.

Option Grants in Fiscal Year 2000

      The following table sets forth information concerning individual grants of stock options made during fiscal year 2000 to the executive officers named in the Summary Compensation Table:

		Individual Grants

		Number of	Percent of			Potential Realizable Value at
		Securities	Total			Assumed Annual Rates of
		Underlying	Options			Stock Price Appreciation for
		Options	Granted to	Exercise		Option Term(a)
		Granted	Employees in	Price	Expiration
Name	Date	(#)(b)	Fiscal Year	(#/Sh)	Date	5%	10%

William H. Timbers	3/28/00	651,733	30.41%	4.69	3/28/10	1,922,296.78	4,871,477.46
	7/28/99	651,733	27.18%	11.88	7/14/09	4,869,272.02	12,339,691.31

James H. Miller	3/28/00	253,333	11.82%	4.69	3/28/10	745,616.49	1,889,538.57
	7/28/99	253,333	10.57%	11.88	7/14/09	1,892,718.78	4,796,521.00

Henry Z Shelton, Jr.	3/28/00	192,000	8.96%	4.69	3/28/10	566,307.03	1,435,133.21
	7/28/99	192,000	8.01%	11.88	7/14/09	1,434,483.49	3,635,262.80

Robert J. Moore	3/28/00	126,933	5.92%	4.69	3/28/10	374,390.89	948,780.02
	7/28/99	126,933	5.29%	11.88	7/14/09	948,350.48	2,403,306.32

Robert Van Namen	3/28/00	96,000	4.48%	4.69	3/28/10	283,153.52	717,566.61
	7/28/99	96,000	4.00%	11.88	7/14/09	717,241.74	1,817,631.40

(a)	The 5% and 10% appreciation calculations are hypothetical calculations required under the rules of the Securities and Exchange Commission. The calculations do not indicate any expected appreciation in the value of our common stock.

(b)	The 7/28/99 grant vests in equal parts on the first five anniversaries of the grant date. The 3/28/00 grant vests in equal parts on the first three anniversaries of the grant date.

Aggregated Fiscal Year End Option Values

The following table sets forth information regarding the aggregate value of stock options held as of June 30, 2000, by the executive officers named in the Summary Compensation Table:

Number of Securities
	Underlying Unexercised	Value of Unexercised In-
	Options at Fiscal	The-Money Options at
	Year-End	Fiscal Year-End
Name	Exercisable/Unexercisable	Exercisable/Unexercisable

William H. Timbers	0/1,303,466	$0/$0

James H. Miller	0/506,666	$0/$0

Henry Z Shelton, Jr.	0/384,000	$0/$0

Robert J. Moore	0/253,866	$0/$0

Robert Van Namen	0/192,000	$0/$0

Pension Plan

      USEC maintains a retirement program consisting of the Employees’ Retirement Plan of USEC Inc. (which is intended to qualify under section 401(a) of the Internal Revenue Code) and a non-qualified Pension Restoration Plan that is intended to provide benefits otherwise limited by section 401(a)(17) and section 415 of the Internal Revenue Code.

      The following table shows the estimated annual straight-life annuity benefit payable under these retirement programs to employees with the specified Final Average Compensation (average compensation over the five consecutive years of employment during which the participant’s earnings were the highest, counting only compensation from February 3, 1999, if doing so would produce a larger benefit) and specified years of credited service upon retirement at age 65. Annual pension amounts represent a combined payment from both the qualified and non-qualified plans.

	Annual Pension

	Years of Credited Service

Final Average Compensation	5	10	20	30	40

$ 200,000	$12,500	$25,000	$45,000	$60,000	$75,000

$ 300,000	18,750	37,500	67,500	90,000	112,500

$ 400,000	25,000	50,000	90,000	120,000	150,000

$ 500,000	31,250	62,500	112,500	150,000	187,500

$ 600,000	37,500	75,000	135,000	180,000	225,000

$ 700,000	43,750	87,500	157,500	210,000	262,500

$ 800,000	50,000	100,000	180,000	240,000	300,000

$ 900,000	56,250	112,500	202,500	270,000	337,500

$1,000,000	62,500	125,000	225,000	300,000	375,000

      The retirement benefit is equal to 1.25% of a participant’s Final Average Compensation multiplied by the number of years of credited service up to 15 years, plus .75% of a participant’s Final Average Compensation multiplied by the number of years of credited service greater than 15 years. The aggregate retirement benefit is not subject to Social Security or other retirement benefit deductions.

      The compensation of participants used to calculate the retirement benefit consists of the total earnings (including deferred compensation) payable to the participant by the Company. For the five executives named in the Summary Compensation Table, the number of years of credited service is as follows: Mr. Timbers, 7 years; Mr. Miller, 5 years; Mr. Shelton, 7 years; and Mr. Van Namen, 2 years. Mr. Moore does not participate in either the qualified or non-qualified plan.

      The Company also maintains a supplemental executive retirement plan (the “SERP”). As of June 30, 2000, only Mr. Timbers participated in the SERP. Effective August 3, 2000, the following four executives commenced participation in the SERP: Mr. James H. Miller, Mr. Henry Z Shelton, Jr., Mr. Robert J. Moore and Mr. Philip G. Sewell. Under the SERP, Mr. Timbers is entitled to receive a total annual retirement benefit, commencing at age 62, equal to 60% of his final average compensation minus (1) any benefits received by the participant under the Company’s other retirement programs and (2) the participant’s Social Security benefits. All other participants receive, commencing at age 62, an amount equal to 55% of their Final Average Compensation minus (1) any benefits received by the participant under the Company’s other retirement programs and (2) the participant’s Social Security benefits. Under the SERP, Final Average Compensation includes salary and annual incentive compensation (cash and stock) earned for the three years preceding the participant’s date of termination and commencing not earlier than February 3, 1999 (or if shorter, the number of years from February 3, 1999 to the participant’s date of termination).

Employment Contracts, Termination of Employment and Change in Control Arrangements

  Agreement with Mr. Timbers

      In 1999 the Board of Directors approved an employment agreement between the Company and Mr. Timbers for an initial five-year term, with an automatic one-year extension unless notice not to renew is given by either party. Upon the occurrence of a change in control (as defined in the Company’s 1999 Equity Incentive Plan), however, the agreement will continue for not less than three years from the date of the change in control.

      Pursuant to his agreement, Mr. Timbers serves as the President and Chief Executive Officer of the Company. He also currently serves as a director on the Board of the Company, and as a director and the President of each of the Company’s subsidiaries. Mr. Timbers receives an annual base salary of not less than $600,000, participates in the Company’s annual and long-term incentive programs at a level commensurate with his position, and participates in the Company’s employee benefit and fringe benefit plans and programs applicable to senior management of the Company. In addition, the Company provides Mr. Timbers with an executive term life insurance policy.

      If Mr. Timbers’ employment is terminated by the Company without cause, by Mr. Timbers for good reason or by reason of Mr. Timbers’ death or disability, he (or his estate or beneficiary), will receive (i) a lump sum cash payment equal to three times the sum of his average annual base salary and bonus, (ii) continuation of welfare benefits for a period up to three years (or, if sooner, until Mr. Timbers is covered by comparable programs of a subsequent employer (and reduced to the extent Mr. Timbers receives comparable benefits)), (iii) three additional years of age credited for purposes of retirement plan benefits, (iv) immediate vesting of his equity based awards, and (v) office space and administrative support for two years. In addition, he will be entitled to ownership of the paid up term life insurance policy. If Mr. Timbers’ employment is terminated by reason of the expiration of the term of the agreement, the cash payment will equal one and one-half times the sum of his average annual base salary and bonus, the continuation of welfare benefits will be for 18 months, he will receive one and one-half years of age credited for purposes of his supplemental executive retirement plan benefits, he will receive office space and administrative support for one year, and he will receive the life insurance and vesting benefits described above. If Mr. Timbers receives payments, whether or not under his agreement, that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, then he will also receive a cash payment equal to the amount necessary to place him in the same after-tax financial position he would have been in absent imposition of the excise tax.

      The agreement also contains provisions requiring Mr. Timbers to keep information confidential for a period beyond the term of the agreement, to comply with appropriate provisions regarding noncompetition and nonsolicitation of employees, and to consult with the Company in certain circumstances.

  Change in Control Agreements

      The Company has entered into change in control agreements with each of the executive officers, other than the Chief Executive Officer, named above in the Summary Compensation Table. These agreements provide benefits to these officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements).

      Each of the agreements has an initial three-year term (commencing June 1, 1999), and is automatically extended for additional one-year periods unless the Board has given notice of nonrenewal. Upon the occurrence of a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment following a change in control for any reason other than cause, or if the officer terminates his employment for good reason.

      The benefits consist of a lump sum payment equal to two and one-half times the sum of the officer’s average annual base salary and bonus, in each case, for the three years commencing on or after February 3, 1999 (or if shorter, the number of years from February 3, 1999 to the date of termination). In addition, under the terms of each agreement, the Company would provide the officer and his dependents with continuation of medical and similar benefits for two and one-half years following the occurrence of the change in control or, if sooner, until the officer is covered by comparable programs of a subsequent employer (and reduced to the extent the officer receives comparable benefits), provided the officer complies with the noncompetition, nonsolicitation and confidentiality provisions of the agreement. In addition, the officer will receive two and one-half additional years of services for purposes of retirement plan benefits. If the officer receives payments under his agreement that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, then he will also receive a cash payment equal to the amount necessary to place him in the same after-tax financial position he would have been in absent imposition of the excise tax. With respect to Mr. Van Namen, the benefits discussed above based on multiples of two and one-half, or periods of two and one-half years, are instead multiples of two and periods of two years.

Report of the Compensation Committee on Executive Compensation

      USEC’s executive compensation program is designed to attract, retain and motivate the broad based executive talent required to achieve the Company’s business objectives and increase shareholder value. The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors.

  Executive Compensation Philosophy and Design

      The Compensation Committee put the Company’s current executive compensation program in place in February 1999 following approval by the shareholders of the USEC Inc. 1999 Equity Incentive Plan. The Compensation Committee was assisted in the overall design of the Company’s executive compensation program by an independent executive compensation consultant. At the Compensation Committee’s request, this outside consultant also conducted an extensive survey (the “Compensation Survey”) of the compensation practices and levels of companies similar in size and nature to the Company in the general, utility, chemical and heavy manufacturing industries (the “Survey Group”). This broad-based Survey Group represents a significantly larger group of companies than the peer group index included in the Performance Graph (“Peer Group”) that appears later in this Proxy Statement.

      The primary objectives of the Company’s executive compensation program include:

•	enhancing the Company’s ability to attract, retain, motivate and develop management talent critical to the long-term success of the Company;

•	aligning compensation levels with the competitive market for companies of similar size and nature to USEC;

•	emphasizing variable, at-risk pay, which aligns executive compensation with the Company’s overall performance; and

•	reinforcing management’s commitment to maximize shareholder value by encouraging equity ownership, which aligns the interests of executives with those of the Company’s shareholders.

      The executive compensation program elements include base salary, an annual incentive opportunity, and long-term incentive compensation, each of which is described below. A significant portion of the total compensation of executive officers is “at risk” (for example, performance-based awards of cash and equity and stock options), with the at-risk component increasing at higher level positions that have greater Company impact. This pay-for-performance philosophy is demonstrated in the overall design of the executive compensation program. Base salary levels are targeted at the 50th percentile of the Survey Group, and annual and long-term incentive targets are utilized to provide executive officers the opportunity to earn total compensation at the 75th percentile of the Survey Group.

      Base Salary. The base salary for each executive officer reflects the scope of responsibility and accountability of the position within the Company. In general, executive officers having the highest level and amount of responsibility have the lowest percentage of their total compensation as base salary. Using the Compensation Survey, the base salary level for each executive officer was established at the median base salary level for the comparable position within the Survey Group. The Compensation Committee recommended these base salary levels to the Board of Directors, and the Board approved them in February 1999. Executive officers did not receive any increase in base salary levels in fiscal year 2000. The base salary earnings reflected in the Summary Compensation Table for fiscal years 1999 and 2000 differ only due to the timing of the salary level adjustments made during fiscal year 1999.

      Annual Incentive. The Company’s Annual Incentive Program provides an opportunity for executive officers and certain other employees of the Company to earn an annual bonus, comprising cash and stock, based on pre-determined annual performance objectives. This annual incentive is linked to corporate and individual performance, and the performance measures are a mixture of formula-based Company financial goals and individual key performance objectives. Key performance objectives are designed for each participant to support the Company’s operating plan. The annual incentive is expressed as a percentage of a participant’s base salary.

      Annual incentive awards are made by the Compensation Committee if and to the extent corporate and individual performance goals are achieved. At the beginning of each performance year, the performance goals and target awards are defined. Based on performance against these goals, the Compensation Committee has the discretion to grant a range of awards calculated as a percentage of the target awards. Participants must take at least half of any annual incentive award in shares of restricted stock of the Company and may take the remainder of the award in cash or additional shares of restricted stock. The restricted stock portion of the award vests one year from the date of grant.

      In July 1999, the Compensation Committee determined that the fiscal year 2000 annual incentive for the Chief Executive Officer and senior officers would be based 55% on Company corporate performance, as measured by an earnings per share target range, a cash flow target range, and a performance target range of total return compared to the Peer Group. The remainder of the annual incentive would be based on a participant’s key performance objectives and the demonstrated leadership, initiative, coordination and cooperation by the participant in managing his or her assigned areas of responsibility. Annual incentive award targets were established for all officers ranging from 30% to 70% of base salary.

      For fiscal year 2000 performance, the Compensation Committee determined that the Company had partially achieved its earnings target, had achieved its cash flow target, but had not achieved threshold performance of its target for total return versus the Peer Group. Based on this corporate performance, the results of individual achievement of key performance objectives, and performance in the areas of leadership, initiative, coordination and cooperation, the Compensation Committee approved annual incentive awards for all officers for fiscal year 2000 ranging from 27% to 69% of base salary.

      Long-Term Incentive. Long-term incentives, in the form of stock options, are granted by the Company to aid in the retention of executive officers and other employees and to align the interests of these individuals with those of the shareholders. Stock options have value for an employee only if the price of the Company’s stock increases above the fair market value on the grant date and the employee remains in the Company’s employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in the Company’s employ. In addition, stock options directly link a portion of an employee’s compensation to the interests of shareholders by providing an incentive to maximize shareholder value. For the Company, annual stock option grants for executive officers are a key element and significant component of market-competitive total compensation.

      In February 1999, the Compensation Committee established a Long-Term Incentive Program for use with executive officers and certain other key employees. The program, initially established for a five-year period, is designed to make annual grants of stock options to executive officers and other program participants as part of the annual performance review process. Stock options are granted at fair market value and vest ratably over five years for the first year grant and ratably over three years for each annual grant thereafter. The first grant was made on July 28, 1999. Based on the recommendation of its independent executive compensation consultant, the Compensation Committee approved a front-loading of the stock option grants to executive officers in order to accelerate executive stock ownership. Accordingly, in this first grant, executive officers received a larger portion of the total available options under the program than were planned to be granted in subsequent years under the program.

      The Compensation Committee approved a fiscal year 2000 stock option grant to executive officers and other program participants on March 28, 2000, approximately four months earlier than the time these grants otherwise would have been made under the program. Executive officers were granted an option on the same number of shares as they received under their prior year’s grant. Recognizing that the exercise price under the prior year’s grant of options significantly exceeded the value of the underlying shares due to the decline in the Company’s stock price since the date of grant, the Compensation Committee determined to make the fiscal year 2000 grants equal in size to the initial front-loaded grants under the program and on an accelerated basis to ensure that the executive retention objectives of the program continued to be met and to encourage management to increase share value over the longer term.

      Stock Ownership. Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to his or her salary. The Compensation Committee has established stock ownership guidelines, which apply to all executive officers and certain other employees, that range from one to five times base salary levels and must be achieved within a five year period. All shares of stock acquired through direct purchase, the exercise of options, restricted stock grants, the Company’s 401(k) plan, and the Company’s employee stock purchase plan, count towards the guidelines.

  Company Performance and CEO Compensation

      The Compensation Committee determines Mr. Timbers’ compensation in the same manner as described above for senior officers, except that the at-risk component of his compensation is a higher percentage of his total compensation. In February 1999, the Board of Directors established Mr. Timbers’ base salary level at $600,000 per year following the recommendation of the Compensation Committee. Mr. Timbers’ base salary was established at the median of base pay for chief executive officers at companies in the Survey Group. Mr. Timbers received no salary increase in fiscal year 2000.

      The Compensation Committee established Mr. Timbers’ fiscal year 2000 annual incentive award target at 70% of his base salary level. Like other senior executive officers, the achievement of this annual incentive was based 55% on the Company’s corporate performance, and the remainder on Mr. Timbers’ performance against pre-established key performance objectives and his demonstrated leadership, initiative, cooperation and coordination. Mr. Timbers’ key performance objectives supported the Company’s operating plan and were focused in the areas of Company financial performance, growth and planning, productivity improvement and strategic initiatives.

      In evaluating Mr. Timbers’ performance for fiscal year 2000, the Compensation Committee took into account its determinations discussed above with respect to the Company’s corporate performance in fiscal year 2000. The Compensation Committee also evaluated Mr. Timbers’ individual performance with respect to his key performance objectives and determined that Mr. Timbers had achieved above target performance levels for these objectives and in the areas of leadership, initiative, coordination and cooperation. Based on these determinations, the Compensation Committee awarded an annual incentive to Mr. Timbers for fiscal year 2000 of $411,633, representing approximately 69% of his base salary. Mr. Timbers received this incentive award half in cash and half in shares of restricted stock that will vest one year from the date of grant.

      Mr. Timbers also is a participant in the Company’s Long-Term Incentive Program, and stock option grants to Mr. Timbers are intended by the Compensation Committee to represent a significant component of his market-competitive total compensation. In the first year of the program, Mr. Timbers received a grant of 651,733 options on July 28, 1999. As with the other executive officers, and recognizing that the exercise price under his initial grant of options significantly exceeded the value of the underlying shares, the Compensation Committee made the fiscal year 2000 grant of options to Mr. Timbers on March 28, 2000. This second grant was also for 651,733 options.

  Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation for the Company’s Chief Executive Officer and four other most highly compensated executive officers employed at year-end to $1 million per year. Although the Compensation Committee intends to preserve the deductibility of compensation paid to the executive officers to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation in certain circumstances as it deems appropriate.

  Summary

      The Compensation Committee believes that the policies and programs described in this report effectively link pay and performance, and serve the best interest of shareholders. The Committee will continue to review all elements of USEC’s executive compensation program to ensure that the Company can continue to attract, retain and motivate talented executives who can achieve its business objectives and increase shareholder value.

      Respectfully submitted by the Compensation Committee:

Joyce F. Brown, Chairman	James R. Mellor
John R. Hall	Dan T. Moore, III

Performance Graph

      The following graph shows a comparison of cumulative total returns for an investment in the common stock of the Company, the S&P 500 Index, and a peer group of companies. USEC is the only U.S. company in the uranium enrichment industry; however, USEC has identified a peer group of companies that share similar business attributes to USEC. This group includes utilities with nuclear power generation capabilities, chemical processing companies and aluminum companies. USEC services companies in the utility industry, and its business is similar to that of chemical processing companies. USEC shares characteristics with aluminum companies in that they are both large users of electric power. The Performance Graph commences as of the date the Company’s common stock began publicly trading, which is July 23, 1998. The graph reflects the investment of $100 on July 23, 1998 in the Company’s common stock, the S&P 500 Index and in the peer group, and the reinvestment of dividends.

Stock Price Performance Graph

(1)	The total return for an investment in the common stock of USEC Inc., based on the average closing price of the five business days before and after June 30, 1999, would have been -7.49%. On June 30, 1999, there was an unusual fluctuation in the price of the stock. This fluctuation was the result of the stock’s inclusion in the Russell 2000 index.

(2)	The Peer Group consists of: Air Products and Chemicals, Inc., Albemarle Corporation, Alcoa Inc., Carolina Power & Light Company, Commonwealth Industries, Inc., Constellation Energy Group, Inc., Dominion Resources, Inc., Duke Energy Corporation, Eastman Chemical Company, Georgia Gulf Corporation, NL Industries, Inc., Northern States Power Company, OM Group, Inc., PECO Energy Company, PPL Corporation, Praxair, Inc., The Southern Company and Union Carbide Corporation.

ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the 2001 fiscal year, subject to ratification of this appointment by the shareholders of the Company. The Company has been advised by Arthur Andersen LLP that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      The Board Recommends Voting FOR the Proposal to Ratify the Appointment of Arthur Andersen LLP, Designated in the Proxy as Item 2.

Proposals by Shareholders

      In order to be considered for inclusion in the Company’s proxy statement for the next annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than May 23, 2001.

      As provided in the Company’s Bylaws, a shareholder’s nomination for directors or other proposals to be brought before the next annual meeting of shareholders must be delivered to the Company’s headquarters not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, proposals intended to be brought before the next annual meeting of shareholders must be received by the Company between July 11, 2001 and August 10, 2001 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, November 8, 2001.

Other Matters

      The Board knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the Company’s form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

By Order of the Board of Directors of USEC Inc.

/s/ Timothy Hansen
Timothy B. Hansen
Vice President, Deputy General Counsel and Secretary

Bethesda, Maryland

September 22, 2000

      A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were shareholders as of the Record Date upon written request to the Secretary, Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

USU-PS-00

[USU-PS-00]

DETACH HERE

PROXY

USEC INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF USEC INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 8, 2000.

      The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints James R. Mellor, William H. Timbers, and Timothy B. Hansen, and each of them, with full power of substitution, as the undersigned’s proxy to vote at the Annual Meeting of Shareholders of USEC Inc. to be held on Wednesday, November 8, 2000 at 10:00 a.m. (local time) at the Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland (the “Annual Meeting”), or any adjournments or postponements thereof, all the shares of common stock of USEC Inc. which the undersigned is entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse of this card and in their discretion upon such other business as may be properly brought before the Annual Meeting or any adjournments or postponements thereof.

      The Board of Directors of USEC Inc. recommends that you vote FOR the director nominees as listed in proposal 1 and FOR ratification of the appointment of Arthur Andersen LLP as independent auditors of USEC Inc. Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

[SEE REVERSE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE]

[USEC logo]

DETACH HERE

/x/ Please mark votes as in this example. The Board of Directors recommend a vote FOR proposals 1 and 2.

1. Election of Directors

NOMINEES: James R. Mellor, Joyce F. Brown, John R. Hall, Dan T. Moore, III, William H. Timbers, William H. White

FOR ALL [ ] NOMINEES	[ ]	WITHHELD FROM ALL NOMINEES	MARK HERE IF YOU PLAN TO [ ] ATTEND THE MEETING

[ ] —————————————————— FOR ALL NOMINEES, except as noted above	MARK HERE FOR ADDRESS CHANGE AND [ ] NOTE BELOW

2.	Ratification of appointment of Arthur Andersen LLP as independent auditors of USEC Inc.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	In their discretion, the proxies are authorized to vote with respect to any other business which may properly come before the Annual Meeting or at any adjournments or postponements thereof.

      PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE EVEN IF YOU PLAN TO ATTEND THE MEETING.

      PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature:	Date:

Signature:	Date: